As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-115411
Registration No. 333-232983
Registration No. 333-266503

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION NO. 333-115411
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION NO. 333-232983
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-266503

UNDER THE SECURITIES ACT OF 1933

GREENHILL & CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0500737
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1271 Avenue of the Americas New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

Greenhill & Co., Inc. Equity Incentive Plan
Greenhill & Co., Inc. 2019 Equity Incentive Plan
Greenhill & Co., Inc. Amended 2019 Equity Incentive Plan
(Full title of the plans)

Gitanjali Pinto Faleiro
General Counsel & Corporate Secretary
Greenhill & Co., Inc.
1271 Avenue of the Americas
New York, New York 10020
 (Name and address of agent for service)

(212) 389-1500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Greenhill & Co., Inc., a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•
Registration Statement No. 333-115411, filed with the Securities and Exchange Commission (the “SEC”) by the Registrant on May 12, 2004, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-115411, filed with the SEC by the Registrant on August 2, 2019, pertaining to the registration of 20,000,000 shares of the common stock of the Registrant, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Greenhill & Co., Inc. Equity Incentive Plan.

•
Registration Statement No. 333-232983, filed with the SEC by the Registrant on August 2, 2019, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-232983, filed with the SEC by the Registrant on August 3, 2022, pertaining to the registration of 9,932,402 shares of Common Stock reserved for issuance under the Greenhill & Co., Inc. 2019 Equity Incentive Plan.

•
Registration Statement No. 333-266503, filed with the SEC by the Registrant on August 3, 2022 pertaining to the registration of 8,158,887 shares of Common Stock reserved for issuance under the Greenhill & Co., Inc. Amended 2019 Equity Incentive Plan.

On November 30, 2023, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 22, 2023 (the “Merger Agreement”), among the Registrant, Mizuho Americas LLC, a Delaware limited liability company (“Purchaser”) and Blanc Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Sub”), Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Purchaser (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 1, 2023.

GREENHILL & CO., INC.

By:	/s/ Scott L. Bok
Scott L. Bok
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.